CONFIDENTIAL Congratulations on your Promotion! Ashlee Wheeler EE # 102267 Congratulations on your promotion to Executive Vice President – Chief Commercial Officer! This will confirm the details of your pay change effective April 1, 2026. Note the above annual illustrations assume 100% bonus payout. Actual bonus payment calculations include proration for time worked in different roles during FY2026. Thank you for your amazing contributions and we look forward to your continued success! Best,